UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8 K/A-2

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): January 17, 2003

QUINCY RESOURCES INC.
(Exact name of registrant as specified in charter)
Nevada (State of other jurisdiction of incorporation)	0 26709 (Commission File Number)	98 0218264 (IRS Employer Identification No
309 Center Street, Hancock, MI (Address of principal executive offices)	49930 (Zip Code)
Registrants telephone number, including area code (906) 370 4695

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On January 17, 2003 the Company entered into and completed an Agreement and Plan of Merger with Atlas Database Acquisitions Corp., a Delaware corporation wholly owned by the Company (the "Subsidiary"), Atlas Database Corp. a Delaware corporation ("Atlas"), Platoro West Incorporated, a Nevada corporation ("Platoro") and William N. Sheriff ("Sheriff"). William Sheriff is the sole shareholder of Platoro West Incorporated, which in turn is the sole shareholder of Atlas Database Corp. Pursuant to the terms of the Agreement and Plan of Merger the Company acquired (the "Acquisition") all of the issued and outstanding shares of capital stock of Atlas from Platoro in exchange for an aggregate of 6,000,000 newly issued shares of the Companys common stock (the "Shares").

The sole asset of Atlas is a mineral property exploration database developed by Atlas Minerals Inc. during the period 1982 through 1997. The majority of the information contained in the database relates to research on bulk mineable precious metal deposits in the western United States, particularly sediment hosted disseminated gold deposits and volcanic hosted disseminated hot springs gold deposits. Management of the Company intends to utilize this database to further its stated business objective of locating, acquiring and exploring mineral natural resource properties.

The 6,000,000 shares of common stock issued in the merger were not registered under the Securities Act of 1933, as amended (the "Act") and were issued in the reliance upon the exemption from registration provided by section 4(2) of the Act, on the basis that the Acquisition is a transaction not involving a public offering. All certificates evidencing the Shares bear a customary form of investment legend and may not be sold, pledged, hypothecated or otherwise transferred unless first registered under the Act or pursuant to an available exemption from such registration requirements.

As part of the Acquisition, the Company caused the Subsidiary and Atlas to be merged pursuant to a Certificate of Merger filed with the Delaware Secretary of State on January 17, 2003. Atlas survived the merger and the Company intends to continue to hold the surviving company as a wholly owned subsidiary and to continue its operations. The Company believes that the merger will qualify as a tax free reorganization of Atlas pursuant to section 351 and 368(a)(1)(B) of the Internal Revenue Code of 1996, as amended.

The amount of consideration paid to Platoro for Atlas was determined through arms length negotiations between Platoro and the Company. Other than as disclosed herein there are no material relationships between Platoro, Sheriff and the Company or any of its affiliates, any directors or officers of the Company, or any associate of such directors or officers.

ITEM 5. OTHER EVENTS

Private Placement

The Company has issued 533,333 units (the "Units") at a price of $0.15 per Unit for gross proceeds to the Company of $80,000. Each Unit is comprised of one share of the Companys common stock and one half of one non transferable share purchase warrant (a "Warrant"). Each whole Warrant entitles the holder thereof to purchase one additional share of the Companys common stock (a "Warrant Share") at a price of $0.25 per Warrant Share for one year from issuance.

Following the closing of the merger and the issuance of the Units, the Company had 16,559,833 shares of its common stock issued and outstanding.

New Directors

Thomas Skimming and William Carl Utterback have been appointed as directors of the Company. The Companys board of directors now consists of Messrs. Farrell, Skimming and Utterback.

Thomas Skimming, P. Eng., is a professional geologist with over 30 years experience in the natural resource exploration industry, having served as a director and officer of several natural resource exploration companies listed on the TSX Venture Exchange. Since 1972 Mr. Skimming has provided geological consulting services as president of Thomas Skimming & Associates Limited. Mr. Skimming is currently a director of Pamlico Resources Ltd., St. Anthony Resources Inc., Romios Gold Resources Inc. and Barton Bay Resources Inc., all of which are publicly traded companies listed on the TSX Venture Exchange. Mr. Skimming holds a B.Sc. from the University of Michigan and took post graduate studies at McGill University. Mr. Skimming has been a member of the Association of Professional Engineers of Ontario since 1971.

William Carl Utterback is a consulting geologist with over 30 years experience in the natural resource exploration industry. Mr. Utterback served as chief geologist of Amax Gold Inc. from 1986 through 1993 and currently provides geological consulting services to Gold Property Services. Mr. Utterback holds Bachelors and Masters degrees in Science from Oregon State University.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) No financial statements are required to be filed by this item.

(b) Exhibits

10 Agreement and Plan of Merger among the Company, Atlas Database Acquisitions Corp., Atlas Database Corp., Platoro West Incorporated and William N. Sheriff made as of the 17th day of January, 2003.*

*Previosuly filed as an exhibit to our Form 8-K filed on January 24, 2003, SEC file no. 000-31501.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINCY RESOURCES INC.

Date: September 3, 2003

/s/ Daniel T. Farrell
Daniel T. Farrell, President